ACTIVESHSARES ETF TRUST

CERTIFICATE OF AMENDMENT

THIS IS TO CERTIFY THAT:

The Certificate of Trust (the “Certificate”) of ActiveShares ETF Trust, a Maryland statutory trust (the “Trust”), is hereby amended by deleting Article Second of the Certificate in its entirety and substituting the following in lieu thereof:

SECOND: The name of the statutory trust (the “Trust”) is:

Legg Mason ETF Investment Trust II

The undersigned officer of the Trust certifies that he has been authorized by a majority of the Trustees of the Trust to sign this Certificate of Amendment on behalf of the Trust, and further acknowledges under penalties for perjury that, to the best of his knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned officer of the Trust has signed this Certificate of Amendment as of this 16th day of December, 2022.

ACTIVESHARES ETF TRUST

/s/ Navid J. Tofigh
Navid J. Tofigh
Vice President and Secretary